Exhibit F-1


                                          July 23, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                        Re:   GPU, Inc. -
                              Application on Form U-1
                              SEC File No. 70-7607

Ladies and Gentlemen:

            We have examined Post-Effective Amendment No. 1, dated June 16, 1999 to the Application on Form U-1, dated December 29, 1988, as amended, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by GPU, Inc. ("GPU"), with the Securities and Exchange Commission and docketed in SEC File No. 70-7607, as amended by Post-Effective Amendment No. 2, dated this date, of which this opinion is to be a part. (The Application, as so amended and as thus to be amended, is hereinafter referred to as the "Application".) The Application contemplates the extension of the authorization for GPU to issue additional shares of common stock under its Restricted Stock Plan for Outside Directors (the "Plan") under the Act to December 31, 2008.

            We have been counsel to GPU and its subsidiaries for many years. In such capacity we have participated in various proceedings relating to the issuance of securities by GPU and its subsidiaries, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

            We are members of the Bar of the State of New York and do not purport to be expert on the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. In addition to the matters set forth in our previous opinion dated March 22, 1989 and filed as Exhibit F-1 to the Application, we have examined a copy of the Commission's Order dated March 31, 1989, permitting the Application, as then amended, to become effective.


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            The opinions expressed herein are limited to matters governed by the laws of the State of New York and the federal laws of the United States. As to all matters which are governed by the laws of the Commonwealth of Pennsylvania, we have relied on the opinion of Ryan, Russell, Ogden & Seltzer LLP, which is being filed as Exhibit F-2 to the Application.

            Based upon the foregoing, and assuming that the transactions therein proposed are carried out in accordance with the Application, we are of the opinion that when the Commission shall have entered an order forthwith permitting the Application to become effective,

                  (a) GPU is validly organized and duly subsisting under the laws of the Commonwealth of Pennsylvania;

                  (b) all State laws applicable to the proposed transactions will have been complied with;

                  (c) the shares of GPU's Common Stock issued under the Plan will be validly issued, fully paid and non-assessable and, upon the lapse of any restrictions with respect to such shares imposed by the Plan, the holders of such shares will be entitled to the rights and privileges appertaining thereto as set forth in GPU's Articles of Incorporation, as amended; and

                  (d) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by GPU or any "associate company" thereof, as defined in the Act.

            We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                    Very truly yours,


                                    BERLACK, ISRAELS & LIBERMAN LLP



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